EXHIBIT (i)(2)

                              AMENDED AND RESTATED
                                ASSET ALLOCATION
                         INVESTMENT ADVISORY AGREEMENT

     Investment Advisory Agreement made this 1st day of January, 2011, by and between Ameritas Investment Corp. ("AIC"), Ameritas Life Insurance Corp. ("Ameritas Life"), and The Union Central Life Insurance Company ("Union Central Life") as follows:

     WHEREAS, Ameritas Life and Union Central Life have authority to issue variable life insurance and variable annuity contracts; and

     WHEREAS, contract owner information with respect to variable annuities and variable life insurance policies ("Policies") issued by Ameritas Life and Union Central Life is maintained on Ameritas Life's and Union Central Life's administrative systems; and

     WHEREAS, AIC has agreed to act solely in the capacity of Registered Investment Adviser to Ameritas Life and Union Central Life Policyowners for the purpose of providing asset allocation models to those Policyowners that elect to participate in the Asset Allocation Program (the "Program") made available by Ameritas Life and Union Central Life; and

     WHEREAS, pursuant to Asset Allocation Service Agreements, dated July 15, 2005, with Ameritas Life, and dated May 1, 2007, with Union Central Life, AIC has served as the investment adviser for asset allocation programs offered by Ameritas Life and Union Central Life for Policies; and

     WHEREAS, as a Registered Investment Adviser, AIC is obligated to perform certain functions, maintain certain records, and provide reports to advisory clients as set forth under the Investment Advisers Act of 1940.

     NOW, THEREFORE, parties hereto agree that all previous asset allocation agreements between the Parties, including those specifically identified above, are collectively replaced and superseded by this Agreement as of the effective date of this Agreement, and further agree as follows:

     1. Ameritas Life and Union Central Life shall be responsible for automatic reallocation of Policyowners' account value (and subsequent premium payments, if applicable) in accordance with initial instructions from Policyowners and any changes made to the asset allocation models.

     2. Ameritas Life and Union Central Life shall send written notices of the updated models at least thirty (30) days in advance of the date that AIC intends the updated version of the models to be effective.

     3. Ameritas Life and Union Central Life shall also be responsible for sending to Policyowners quarterly statements as required under the Investment Advisers Act of 1940.

     4. AIC will serve as the investment adviser for the Program solely for purposes of development of the models and periodic updates to the models and shall have no discretionary authority to execute any other transfers for any Policy.

     5. Ameritas Life, Union Central Life, and AIC shall cause to be maintained and preserved for the periods prescribed, such accounts, books, and other documents as are required of them by the Investment Advisers Act of 1940, and any other applicable laws and regulations. The books, accounts, and records of Ameritas Life, Union Central Life, and AIC, as to all transactions hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Ameritas Life and Union Central Life shall maintain such books and records of AIC pertaining to the Investment Adviser relationship of AIC to contract owners as required by the Investment Advisers Act of 1940, and as may be mutually agreed upon from time to time by Ameritas Life, Union Central Life, and AIC; provided that such books and records shall be the property of AIC, and shall at all times be subject to such reasonable, special or other examination by the Securities and Exchange Commission ("SEC") and all other regulatory bodies having jurisdiction.

     6. Ameritas Life and Union Central Life shall indemnify AIC for any losses to which AIC may become subject, insofar as such losses result from negligent, fraudulent or unauthorized acts or omissions by Ameritas Life, Union Central Life or their employees.

     7. AIC agrees to indemnify Ameritas Life or Union Central Life for any losses to which Ameritas Life or Union Central Life may become subject if the losses arise out of or result from negligent, fraudulent or unauthorized acts of omissions by AIC or its employees.

     8. This Agreement may be terminated by any party hereto upon one hundred eighty (180) days written notice to the other parties.

          a. This Agreement may be terminated immediately upon written notice of one party to another hereto in the event of bankruptcy or insolvency of the party to which notice is given.

          b. This Agreement may be terminated immediately at the option of Ameritas Life or Union Central Life, in the event that formal administrative proceedings are instituted against AIC by the SEC, FINRA or any state insurance regulator regarding AIC's duties under this Agreement.

          c. This Agreement may be terminated at the option of Ameritas Life or Union Central Life, if Ameritas Life or Union Central Life shall determine in its sole judgment exercised in good faith that AIC has suffered a material adverse change in its business or financial condition or is subject to material adverse publicity and such material adverse change or material adverse publicity will have material adverse impact upon business operations of Ameritas Life or Union Central Life.

     9. This Agreement is subject to and its terms are to be interpreted and construed in accordance with the provisions of the Investment Advisers Act of 1940, and the rules, regulations, and rulings thereunder and is subject to the provisions of the NASD Conduct Rules.

          AIC shall submit to all regulatory and administrative entities having jurisdiction over the operations of the Accounts, present or future; and will provide any information, reports or other material which any such entity by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     10. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     11. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nebraska.

                           {Signature page to follow}

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, and seals to be affixed, as of the day and year first written above.


                                   AMERITAS INVESTMENT CORP.
Attest:

Katherine K. Sedlacek              By: /s/ Salene M. Hitchcock-Gear
--------------------------------      -----------------------------------
                                           Salene M. Hitchcock-Gear
                                           President & Chief Executive Officer

                                   AMERITAS LIFE INSURANCE CORP.
Attest:

Katherine K. Sedlacek              By: /s/ JoAnn M. Martin
--------------------------------      -----------------------------------
                                           JoAnn M. Martin
                                           President & Chief Executive Officer

                                   THE UNION CENTRAL LIFE INSURANCE COMPANY
Attest:

Katherine K. Sedlacek              By: /s/ Steven J. Valerius
--------------------------------      -----------------------------------
                                           Steven J. Valerius
                                           President

                                                                               3